                                                       Exhibit 10.9

                       [CONNECTED CORPORATION LETTERHEAD]


March 9, 1999


Mr. James M. Priest
1321 Dexter Place
Escondido CA 92029

Dear Jim:

I am pleased to make you the following offer to become our Vice President, Sales, reporting to me. Your salary will be $4,807.70, payable every two weeks. You will also receive a $400 per month flat rate car plan. For Q2 through Q4 1999, you will receive a quarterly bonus, based on a percentage of the revenue each quarter. The percentage will be set so that if the sales department achieves the revenue plan, the amount will be $20,000 per quarter. There is no cap on this bonus. The revenue plan is $1.8 million for Q2, $2.9 million for Q3, and $4.5 million for Q4.* This bonus will be guaranteed for Q2 1999.

In addition to the quarterly revenue bonuses, you will be eligible for a $20,000 yearly bonus, based entirely on whether or not the company makes its 1999 Q2 to Q4 revenue goal.*

You will offered an Incentive Stock Option for 100,000 shares. Your right to purchase shares under this option vests monthly over four years with a twelve month period from the date of the grant before the first 12/48 of the grant is vested. This grant is subject to the approval of the Board of Directors. The price will be set by the Board at what they determine to be fair market value at the time of the grant. Your rights to sell the stock prior to the company's IPO are also restricted by a co-sale agreement with the preferred shareholders.

The company offers a variety of benefits including health insurance, life insurance, 401K and paid time-off with up to three weeks of vacation per year. You will be given a relocation reimbursement not to exceed $30,000 for moving your personal goods from California to Massachusetts. This will be recoverable on a pro-rata basis if you are employed by the company for less than twelve
(12) months after the moving expense is incurred.

You will be required to sign a proprietary information agreement, which basically states that information developed in the course of employment with the company belongs to the company. You will be an "employee at will" under the laws of the State of Massachusetts.

This offer expires March 10, 1999 unless accepted. Please indicate your acceptance of this offer and your intended start date by signing and dating this letter. Please return your signed letter to the Human Resources Department prior to your start date.

Jim, Dave and I are extremely excited about having you join our team. We think the opportunities at Connected are very exciting and we think that you can make a significant contribution to our success.

Best regards,

/s/ Norman B. Meisner
---------------------
Norman B. Meisner
Executive Vice President

*For the purpose of this bonus plan, revenue is defined as our formally reported revenue each quarter with the exception that one time sales of our technology without ongoing royalty streams will be treated specially. Fifty percent (50%) of the reported revenue from such technology sales will be backed out of the formally reported revenue in computing each quarter's bonus. You must be employed by the company at the end of a quarter to qualify for that quarter's bonus.



 /s/ James M. Priest                               3-15-99
-------------------------                         -------------------------
Signature                                         Start Date



NBM:kjb